FOR IMMEDIATE RELEASE

For Further Information Contact:

Gregory S. Gronau, President and Chief Executive Officer

Gerald W. Koslow, Chief Financial Officer

PH: 702.384.2425

FX: 702.384.1965

Gaming Partners International Corporation Reports 2011 Fourth-Quarter and Year Results

Las Vegas, NV (PR Newswire) (March 29, 2012) —Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, today announced financial results for the fourth quarter and year ending December 31, 2011.

For its fourth quarter of 2011, the Company posted revenues of $14.6 million and net income of $0.6 million, or $0.07 per basic and diluted share. These results compare to revenues of $16.6 million and net income of $1.0 million, or $0.12 per basic and diluted share, for the fourth quarter of 2010. Gross profit for the quarter was $4.2 million, or 29% of revenues, compared to $5.4 million, or 33% of revenues, in the prior year period.

For the year 2011, the Company recorded revenues of $61.1 million and net income of $3.7 million, or $0.45 per basic and diluted share. These results compare to revenues of $59.9 million and net income of $4.4 million, or $0.54 per basic and $0.53 per diluted share for the year 2010. Gross profit for the year was $19.5 million, a decrease of $2.4 million, or 11.0%, compared to gross profit of $21.9 million for 2010. As a percentage of revenues, gross profit decreased from 36.6% to 32.0%, primarily due to high volume, but lower margin plaque and chip sales to several Asian customers during 2011; one-time delivery of non-RFID American-style chips at no cost to the Star Casino in Australia as an accommodation to meet delivery dates, following RFID tag delivery delays related to the fall 2011 Thailand floods; and the sale of higher margin Paulson chips with increased security features to casinos in Pennsylvania, West Virginia, and Delaware in 2010.

The primary reasons for the increase in revenue in 2011 were an increase of nearly $7.7 million in revenue of European-style casino chips for Asian casinos, including the Galaxy™ Macau and Sociedade de Jogos de Macau S.A. casinos, as well as in other parts of Asia, and $1.6 million in RFID solutions revenue. This increase was offset by a $5.4 million decline in American-style casino chip revenue and a $2.7 million decline in furniture, accessories, and layout sales in the United States, due primarily to significant second and third quarter sales to Pennsylvania, Delaware, and West Virginia casinos in 2010.

In December, the Company paid a cash dividend of $1.5 million, or $0.1825 per share, and ended 2011 with $24.1 million in cash, cash equivalents and marketable securities. Also in December, the Company initiated a stock repurchase program to repurchase up to 5% of the Company’s stock, or approximately 410,000 shares. During December the Company repurchased over 11,000 shares, at a weighted average cost of $6.31 per share, and, as of March 21, 2012, repurchased an aggregate of approximately 57,000 shares at a weighted average cost of $6.84 per share, under this program.

“We closed out 2011 with a strong year for sales in Asia,” commented Gregory Gronau, GPIC President and Chief Executive Officer. “This reflected the opening of the Galaxy Macau casino, with both chip and RFID solution sales, as well as rebranding and replacement sales with Macau, Singapore, and Malaysia casinos.  For 2012, we expect to leverage our expanded chip mold making and design capabilities for our global customers to improve their chip security, branding and promotions.  Additionally, we will continue to pursue potential strategic acquisitions and partnerships to grow our business.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bud Jones®, and Bourgogne et Grasset®, GPIC provides casino currency such as chips, plaques and jetons; casino tables, furniture and accessories; table layouts; playing cards; precision dice; roulette wheels; and gaming-related RFID technology and applications. Headquartered in Las Vegas, Nevada, GPIC has additional locations in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China. For additional information, please visit www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; potential strategic acquisitions and partnerships; and the long term potential of the RFID casino currency solutions market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gerald W. Koslow, Chief Financial Officer

+1.702.384.2425

jkoslow@gpigaming.com

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GAMING PARTNERS INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31,

(audited)

	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$9,282	$11,400
Marketable securities	14,867	18,350
Accounts receivable, net	5,976	6,838
Inventories	7,749	7,160
Prepaid expenses	1,015	790
Deferred income tax asset	893	949
Other current assets	1,564	1,578
Total current assets	41,346	47,065
Property and equipment, net	11,836	11,926
Intangibles, net	646	782
Deferred income tax asset	1,740	1,108
Inventories, non-current	160	496
Other assets, net	314	430
Total assets	$56,042	$61,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term debt	$17	$6,696
Accounts payable	2,376	3,216
Accrued liabilities	5,876	6,204
Customer deposits and deferred revenue	4,585	3,919
Income taxes payable, net	-	273
Total current liabilities	12,854	20,308
Long-term debt	15	32
Deferred income tax liability	689	491
Other liabilities	-	41
Total liabilities	13,558	20,872
Commitments and contingencies - see Note 11
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value, none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value, 8,207,077 and 8,187,764 issued and outstanding, respectively, as of December 31, 2011, and 8,207,077 and 8,199,016 issued and outstanding, respectively, as of December 31, 2010	82	82
Additional paid-in capital	19,401	19,196
Treasury stock at cost: 19,313 and 8,061 shares	(267)	(196)
Retained earnings	22,442	20,269
Accumulated other comprehensive income	826	1,584
Total stockholders' equity	42,484	40,935
Total liabilities and stockholders' equity	$56,042	$61,807

GAMING PARTNERS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31,

(in thousands, except per share amounts)

	(unaudited)		(audited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues	$14,638	$16,641	$61,084	$59,875
Cost of revenues	10,404	11,199	41,550	37,961
Gross profit	4,234	5,442	19,534	21,914

Marketing and sales	1,255	1,169	5,095	4,707
General and administrative	2,575	3,455	9,971	10,768
Operating income	404	818	4,468	6,439
Other income and (expense)	107	122	463	352
Income before income taxes	511	940	4,931	6,791
Income tax expense	(44)	(15)	1,262	2,372
Net income	$555	$955	$3,669	$4,419

Earnings per share:
Basic	$0.07	$0.12	$0.45	$0.54
Diluted	$0.07	$0.12	$0.45	$0.53

Weighted-average shares of common stock outstanding:
Basic	8,197	8,199	8,199	8,199
Diluted	8,206	8,205	8,225	8,207